Exhibit 5.1

AMENDMENT TO AMENDED AND RESTATED PROMISSORY NOTE

THIS AMENDMENT TO AMENDED AND RESTATED PROMISSORY NOTE (this "Amendment") is dated August 18, 2014, by and between HEALTHWAREHOUSE.COM, INC., a Delaware corporation, HWAREH.COM, INC., a Delaware corporation, HOCKS.COM, INC., an Ohio corporation, and PAGOSA HEALTH LLC, an Indiana corporation, jointly and severally, (collectively, “Borrower”), and MELROSE CAPITAL ADVISORS, LLC, an Ohio limited liability company (together with its successors and assigns, “Lender”).

WHEREAS, Borrower executed an Amended and Restated Promissory Note dated April 29, 2014 payable to the order of Lender in the principal amount of $750,000.00 (together with all previous amendments or modifications thereto, the “Note”);

WHEREAS, Borrower and Lender desire to amend the Note as provided for below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.	The Note is hereby amended as follows:

a.	A new Section 5(e) is added to the Note as follows:

(i)           Borrower will (i) deliver to Lender executed Deposit Account Control Agreements from its depository banks, Bank of America, N.A. and The Bank of Kentucky, Inc., in favor of and in form satisfactory to Lender, to perfect Lender’s security interest in Borrower’s depository accounts, by August 31, 2014 and (ii) receive the proceeds of a capital infusion in an amount not less than $750,000 by September 30, 2014. Failure to meet these conditions will constitute Events of Default under this Note.

b.	Section 7 of the Note, Financial Covenants, is amended and restated in its entirety as follows:

7.           Financial Covenants.  Borrower agrees that from until this Note is repaid in full, Borrower will comply with the following financial covenants (“Financial Covenants”):

(a)          Borrower will not permit its Adjusted EBITDAS at the end of each fiscal quarter to be less than the following:

Fiscal Quarter Ending                                                 Minimum Adjusted EBITDAS

September 30, 2014                                                      $(210,000)
December 31, 2014                                                       $(160,000)

(b)          Borrower will not permit its Adjusted EBITDAS at the end of each fiscal year to be less than the following:

Fiscal Year Ending                                                      Minimum Adjusted EBITDAS

December 31, 2014                                                      $(420,000)

For the purpose of this Section 7, Adjusted EBITDAS shall be defined as Net Income before interest expense, taxes, and non-cash expenses including depreciation and amortization and all stock based compensation expense.

2.           Capitalized terms used and not otherwise defined herein will have the meanings set forth in the Note.

3.           Borrower hereby certifies that: (a) all of its representations and warranties in the Note are  true and correct as of the date of this Amendment; (b) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, exists under the Note, except as disclosed to Lender; and (c) this Amendment has been executed and delivered so that it constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.  Borrower confirms that the Obligations remain outstanding without defense, set off, counterclaim, discount or charge of any kind as of the date of this Amendment.

4.           This Amendment is a continuation of the Note and shall not be construed as a novation or extinguishment of the obligations arising under the Note as originally issued, and the issuance of this Amendment shall not affect the priority of any security interest granted in connection with the Note.  The execution of this Amendment shall not be deemed to be a waiver of any default or Event of Default.

5.           Borrower hereby confirms that the collateral for the Note, including but not limited to the Security Agreement from HEALTHWAREHOUSE.COM, INC., HWAREH.COM, INC and HOCKS.COM, INC., and the Security Agreement from PAGOSA HEALTH LLC, each covering all business assets, including but not limited to accounts, inventory, equipment and general intangibles (the “Collateral”), shall continue unimpaired and in full force and effect.

6.           This Amendment may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument.

7.           This Amendment will be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns.

8.           Except as expressly modified hereby, the Note remains unaltered and in full force and effect.  This Amendment shall be considered an integral part of the Note, and all references to the Note in the Note itself or any other loan documents shall, on and after the date of this Amendment, be deemed to be references to the Note as amended by this Amendment. Borrower acknowledges that Lender has made no oral representations to Borrower with respect to the Note and this Amendment thereto and that all prior understandings between the parties are merged into the Note as amended by this Amendment.

9.           WAIVER OF JURY TRIAL.   BORROWER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE.

10.         CONFESSION OF JUDGMENT.  Borrower authorizes any attorney to appear in any court of record in or of the State of Ohio, after this Note becomes due and payable, whether by its terms or upon default, to waive service of process and enter judgment by confession against Borrower in favor of Lender or any holder hereof for the outstanding principal of and accrued but unpaid interest on this Note, plus all costs of collection, including, without limitation, court costs and reasonable attorney’s fees, and thereby to waive and release all errors in the proceedings and judgment, and all rights of appeal from such judgment and stay of execution.  Stay of execution and all exemptions are hereby waived.  Borrower also agrees that the attorney acting for Borrower as set forth in this paragraph may be compensated by Lender for such services, and Borrower waives any conflict of interest caused by such representation and compensation arrangement.  If an obligation is referred to an attorney for collection, and the payment is obtained without the entry of a judgment, the obligors will pay to Lender its attorneys' fees.

WARNING - BY SIGNING THIS PAPER, YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL.  IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT OR ANY OTHER CAUSE.

HEALTHWAREHOUSE.COM, INC.	PAGOSA HEALTH LLC,
a Delaware corporation	an Indiana corporation

By: /s/ Lalit Dhadphale	By: /s/ Lalit Dhadphale
Print Name: Lalit Dhadphale	Print Name: Lalit Dhadphale
Title: President & CEO	Title: President & CEO

HWAREH.COM, INC.,	HOCKS.COM, INC.,
a Delaware corporation	an Ohio corporation

By: /s/ Lalit Dhadphale	By: /s/ Lalit Dhadphale
Print Name: Lalit Dhadphale	Print Name: Lalit Dhadphale
Title: President & CEO	Title: President & CEO